UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.   20549

                                  FORM 12B-25
                                                                    OMB APPROVAL
                                                          OMB NUMBER:  3235-0058
                                                        Expires:  April 30, 2009
                                                        Estimated average burden
                                                     Hours per response     2.50

                                                       SEC File Number:  0-26599
                                                        CUSIP Number:  194507109


                          NOTIFICATION OF LATE FILING

(Check One):   [X]  Form 10-K   [ ]  Form 20-F   [ ] Form 11-K   [ ]  Form 10-Q
               [ ]  Form 10-D   [ ] Form N-SAR   [ ] Form N-CSR

For the Period Ended:  December 31, 2008

          [   ]  Transition Report on Form 10-K
          [   ]  Transition Report on Form 20-F
          [   ]  Transition Report on Form 11-K
          [   ]  Transition Report on Form 10-Q
          [   ]  Transition Report on Form N-SAR
For the Transition Period Ended:  ___________________________________

If the notification relates to a portion of the filing checked above, identify the Items(s) to which the notification relates:
_______________________________________________________________________________

PART I - REGISTRANT INFORMATION

     College Tonight, Inc.
_________________________________________________________________________
Full Name of Registrant

_________________________________________________________________________
Former Name if Applicable

     6380 Wilshire Boulevard, Suite 1020
_________________________________________________________________________
Address of Principal Executive Office (Street and Number)

     Los Angeles, California   90048
_________________________________________________________________________
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
  X     (b)  The subject annual report, semi-annual report, transition
 ---         report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
             N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
        (c)  The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is unable to file, without unreasonable effort and expense, its Form
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10-K Annual Report for the period ended December 31, 2008 because the Company
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and its auditors have not completed their review of the financial statements.
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It is expected that the Form 10-K will be filed on or before the 15th calendar
--------------------------------------------------------------------------------
day following the prescribed due date of the Company's Form 10-K.
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SEC 1344(05-06)    Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

(Attach extra Sheets if Needed)
PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Jason Schutzbank                     323                    966-5830
  ---------------------------------------------------------------------------
         (Name)                        (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ?
     If answer is no, identify report(s).    Yes   X    No ___
                                                  ---
(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?  Yes   ___    No  X
                               ---

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                             College Tonight, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     March 31, 2009             BY:    /s/ Jason Schutzbank
                                        ------------------------------------
                                              Jason Schutzbank

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                   ATTENTION
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
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VIOLATIONS (SEE 18 U.S.C. 1001).
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